Exhibit 99.1

Antigenics Announces Publication of Phase 3 Melanoma Study Results in Journal of Clinical Oncology

Extended Survival for Patients Receiving at Least 10 Doses of Oncophage

NEW YORK--(BUSINESS WIRE)--Antigenics Inc. (NASDAQ: AGEN) today announced the publication of results from a Phase 3 study of Oncophage (vitespen) cancer vaccine as an investigational treatment for metastatic melanoma in the February 20, 2008 issue of the Journal of Clinical Oncology. The published data showed that patients receiving at least 10 injections of Oncophage had improved median survival compared with physician’s choice.

The results of the Phase 3 study were previously announced at the American Society of Clinical Onocology in June 2006 and showed that patients with less advanced disease who received at least 10 doses of Oncophage had improved median survival of approximately 18.4 months versus patients who received physician’s choice of treatment (31.2 months vs. 12.8 months, respectively; hazard ratio = 0.45; two-sided P value= 0.03).

“Patients with stage IV melanoma are particularly difficult to treat. These patients generally have a very poor prognosis and there is currently no consensus regarding standard of care,” said Alessandro Testori, MD, Istituto Europeo di Oncologia, Milan, Italy. “The results demonstrate that Oncophage may provide certain melanoma patients additional survival time. Given that currently approved therapies for metastatic melanoma are extremely limited, further investigation is warranted evaluating a predetermined number of Oncophage doses in patients with less advanced metastatic disease.”

Study Findings

The Phase 3, international, multicenter, open-label trial (protocol C-100-21) randomized 322 patients with stage IV melanoma at 71 centers in the United States, Russia/Ukraine, Europe and Australia. Patients were randomized to one of two treatment arms: Oncophage or physician’s choice, in a 2:1 ratio favoring Oncophage, and prospectively stratified based on AJCC metastatic stage (M1a, M1b, M1c) and ECOG status at baseline. Physician’s choice included interleukin 2 (IL-2) and/or dacarbazine-/temozolomide-based therapy and/or complete tumor resection, and could also include any other licensed treatments for cancer.

The primary endpoint of the trial was overall survival, and comparison of survival data was made using the Kaplan-Meier method (an estimate of the cumulative probability of survival for a set of data) and log-rank test. Overall, in the intent-to-treat analysis, patients in the Oncophage arm) fared similarly to those in the physician’s choice arm in terms of survival (9.4 months vs. 10.7 months, respectively; hazard ratio = 1.16; two-sided P value = 0.32).

Through the use of exploratory landmark analyses, researchers found that patients who received at least 10 doses of Oncophage experienced improvement in median survival of approximately 3.7 months compared with those who received physician’s choice (16.5 months vs. 12.8 months, respectively; hazard ratio = 0.75; two-sided P value = 0.26). This improvement was most notable in M1a and M1b patients with a reported median survival of 31.2 months in the Oncophage arm vs. 12.8 months in the physician’s choice arm (hazard ratio = 0.45; two-sided P value= 0.03). M1a patients typically have metastasis to the skin, subcutaneous tissues or distant lymph nodes, and M1b patients have metastasis to the lung only. M1c patients have metastasis to other visceral sites.

“These findings may contribute to advancing both medical and scientific knowledge in helping define the optimal patient population for Oncophage treatment in a variety of cancers,” continued Dr. Testori.

Adverse events reported during the trial were generally mild and expected. The more frequently reported adverse events were mainly constitutional in nature and included, but were not limited to nausea, fever, fatigue, constipation, difficulty breathing, joint pain, headache, back pain and abdominal pain.

About Melanoma

Melanoma is the most serious form of skin cancer. According to the American Cancer Society, there will be an estimated 59,940 new cases of melanoma diagnosed this year, with 8,110 patients dying. Melanoma accounts for only about 4 percent of skin cancer cases, but causes most skin cancer deaths. Oncologists treat advanced or metastatic melanoma, also known as stage III or IV melanoma, with surgery, radiation therapy, immunotherapy or chemotherapy, depending on the case. Approximately 15 percent of all melanoma patients at the time of first diagnosis have stage III or stage IV disease. Existing treatments have not significantly improved overall survival of patients with melanoma. According to published literature, the median survival of patients with late-stage III melanoma is about 24 months, and patients with stage IV melanoma have a median survival of about seven months. Although oncologists use various treatments, the only approved therapies in the United States for patients with metastatic melanoma are the cytokines interleukin 2 and alpha interferon.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin™ (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant being evaluated by Antigenics’ collaborative partners in 16 clinical stage vaccines. For more information, please visit antigenics.com.

This press release contains forward-looking statements, including without limitation, statements regarding the correlations between Oncophage treatment, patient benefit and overall survival; the potential ability of cancer vaccines such as Oncophage to benefit certain patient populations such as those with less advanced metastatic disease, and the ability to define such populations; the safety profile of Oncophage; and the demographics for disease indications. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, that the results may not ultimately demonstrate a statistically significant survival benefit; that the safety profile and any positive efficacy results may not be replicated in future clinical trials of Oncophage for melanoma or in any other cancers; that exploratory landmark analysis may not be representative of what will be shown in other trials that could support registration; the need for and extent of additional clinical trials; decisions by regulatory agencies; and the factors described under the Risk Factors section of Antigenics’ Form 10-Q as filed with the Securities and Exchange Commission on November 14, 2007. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

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